Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statement on Form F-3, File No. 333-164007, as amended, filed by Knightsbride Tankers Limited and subsidiaries (the “Company”) of our reports dated March 17, 2010, relating to the consolidated financial statements of the Company and the effectiveness of the Company and the effectiveness of the Company’s internal controls over financial reporting, appearing in the Annual Report on Form 20-F of Knightsbridge Tankers Limited and subsidiaries for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ MSPC Certified Public Accountants and Advisors
A Professional Corporation
New York, New York

March 18, 2011